                                 EXHIBIT 4.5


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                           SMITH INTERNATIONAL, INC.

                         SECOND AMENDMENT AND WAIVER
                        DATED AS OF SEPTEMBER 1, 1993


                                      To


                                 NOTE AGREEMENT
                          DATED AS OF AUGUST 31, 1992

                   RE: $95,000,000 9.83% SENIOR SECURED NOTES
                              DUE OCTOBER 1, 2001

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
         THIS SECOND AMENDMENT AND WAIVER dated as of September 1, 1993 (the or this "Second Amendment") to the several Note Agreements, each dated as of August 31, 1992 between SMITH INTERNATIONAL, INC., a Delaware corporation (the "Company"), and each of the institutions identified in Schedule I thereto (collectively, the "Purchasers"), as amended by the First Amendment and Waiver dated March 24, 1993 between the Company and the Purchasers, is between the Company and each of the institutions which is a signatory to this Second Amendment (the "Required Noteholders").

                                   RECITALS:

         A. The Company and each of the Purchasers have heretofore entered into separate and several Note Agreements, each dated as of August 31, 1992 (the "Original Note Agreements"), as amended by the First Amendment and Waiver dated March 24, 1993 between the Company and the Purchasers (the "First Amendment"; the Original Note Agreements as amended by the First Amendment being referred to herein as the "Existing Note Agreements"). The Required Noteholders are the holders of at least 66-2/3% of the outstanding $95,000,000 9.83% Senior Secured Notes, due October 1, 2001 (the "Notes") of the Company issued and sold under and pursuant to the Original Note Agreements.

         B. The Company and the Required Noteholders now desire to waive certain Events of Default under the Existing Note Agreements and to amend the Existing Note Agreements effective on October 27, 1993 (the "Effective Date") in the respects, but only in the respects, hereinafter set forth. Pursuant to
Section 7.1 of the Existing Note Agreements, the consent of the holders of at least 66-2/3% of the aggregate principal amount of the outstanding Notes is required to waive non-compliance with a provision of the Existing Note Agreements and to amend the Existing Note Agreements as contemplated herein. The Existing Note Agreements as hereinafter amended are referred to herein as the "Note Agreements".

         C. Capitalized terms used herein but not otherwise defined shall have the meanings assigned thereto in the Existing Note Agreements.

         NOW, THEREFORE, the acceptance hereof by the Required Noteholders and the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in Section 4.1 hereof, will confirm the understanding of the Company and the Required Noteholders that the Existing Note Agreements shall be and are hereby amended in the following respects:

SECTION 1.     AMENDMENTS.

         Section 1.1. Amendment of Section 1.4. Section 1.4 of the Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

                "Section 1.4.    Security for the Notes. The Notes will be
        entitled to the benefit of the following contract and agreement (together with any amendments, replacements or restatements of the foregoing, the "Security Document"): the Guaranty of Megadiamond in favor of the holders of the Notes dated as the Closing Date substantially in the form of Exhibit E hereto (the "Megadiamond Guaranty")."

         Section 1.2.  Amendment of Section 2.1.  The first paragraph of
Section 2.1 of the Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

                "Section 2.1.    Required Prepayments. In addition to paying
        the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that on the first day of April and October in each year, commencing October 1, 1997 and ending April 1, 2001, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (a) $5,111,111 or (b) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on October 1, 2001. No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1."

         Section 1.3.  Amendment of Section 2.4.  Paragraph (c)(1)(ii) of
Section 2.4 of the Existing Note Agreements shall be and is hereby amended by
(a) adding after the ";" at the end thereof "or" and (b) adding at the end thereof the following clauses (iii) and (iv):

                        "(iii)  together with all other assets of the Company
                 and its Subsidiaries previously disposed of during the period from the Closing Date to and including the date of the sale of such assets exceeds 25% of Consolidated Net Tangible Assets, determined as of the immediately preceding fiscal year; or

                        (iv) together with all other assets of the Company and its Subsidiaries previously disposed of during the period from the Closing Date to and including the date of the sale of such assets contributed more than 25% of Consolidated EBIT, determined as of the immediately preceding fiscal year;"

         Section 1.4. Amendment of Section 5.6. Section 5.6 of the Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

                "Section 5.6.     Current Ratio. The Company will at all times
        keep and maintain the ratio of Consolidated Current Assets to Consolidated Current Liabilities at not less than 2.00 to 1.00."

         Section 1.5. Amendment of Section 5.7. Section 5.7 of the Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:


                 "Section 5.7.    Certain Ratios. (a) The Company will at all
        times during the period from and including the Closing Date to and including December 31, 1992, maintain the ratio of Consolidated Indebtedness to Consolidated Total Capitalization at not more than
        0.55 to 1.00 and will at all times from and after January 1, 1993, maintain the ratio of Consolidated Indebtedness to Consolidated Total Capitalization at not more than 0.35 to 1.00.

         (b) The Company will not at any time permit the ratio of Consolidated EBIT for the immediately preceding four fiscal quarter period to Consolidated Interest Expense for the immediately preceding four fiscal quarter period to be less than:

                     DURING THE PERIOD:                 RATIO

                     Closing Date through
                     December 31, 1992                  1.25 to 1.00

                     January 1, 1993 through
                     June 30, 1993                      1.50 to 1.00

                     July 1, 1993 through
                     September 30, 1993                 1.50 to 1.00

                     October 1, 1993 through
                     December 31, 1993                  2.00 to 1.00

                     January 1, 1994 and
                     thereafter                         2.50 to 1.00"


         Section 1.6. Amendment of Section 5.8. Section 5.8 of the Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

                "Section 5.8. Consolidated Tangible Net Worth. The Company will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than the sum of (a) $165,000,000 plus (b) 50% of Consolidated Net Earnings computed on a cumulative basis for each of the elapsed fiscal years ending after January 1, 1992; provided that notwithstanding that Consolidated Net Earnings for any of such elapsed fiscal years may be a deficit figure, no reduction as a result thereof shall be made in the sum to be maintained pursuant hereto."





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
         Section 1.7. Amendment of Section 5.9. The heading of Section 5.9 of the Existing Note Agreements shall be and is hereby amended to read "Limitations on Funded Debt and Secured Current Debt", and Section 5.9(a) of the Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

         "(a) The Company will not, and will not permit any Subsidiary to, create, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Funded Debt or secured Current Debt, except:

                 (1) Funded Debt of the Company and its Subsidiaries outstanding as of the Execution Date and described on
            Schedule II hereto;

                 (2)      Funded Debt evidenced by the Notes;

                 (3)      Intentionally deleted;

                 (4) additional Funded Debt and secured Current Debt of the Company and its Subsidiaries, provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

                        (i) in the case of Funded Debt, as at the end of the immediately preceding fiscal quarter of the Company and its Subsidiaries, the ratio of Consolidated EBIT for the immediately preceding four fiscal quarter period to Pro Forma Consolidated Interest Expense for the immediately succeeding four fiscal quarter period would not be less than:

                    DURING THE PERIOD:                   RATIO

                    Closing Date through
                    December 31, 1992                    1.25 to 1.00

                    January 1, 1993 through
                    June 30, 1993                        1.50 to 1.00

                    July 1, 1993 through
                    September 30, 1993                   1.50 to 1.00

                    October 1, 1993 through
                    December 31, 1993                    2.00 to 1.00

                    January 1, 1994 and                  2.50 to 1.00
                    thereafter


and





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
                      (ii)  in the case of the creation, issuance,
                 assumption, guarantee or incurrence of (A) any Funded Debt of a Subsidiary and (B) any Funded Debt or Current Debt of the Company secured by Liens permitted by Section 5.10(j), the sum of (A) and (B) would not exceed 20% of Consolidated Tangible Net Worth; and

                      (iii)  no Default or Event of Default would exist; and

                 (5) Funded Debt of a Subsidiary to the Company or a Wholly-owned Subsidiary (including, without limitation, Funded Debt evidenced by the Dutch Subsidiary Note and the Foreign Subsidiary Notes to be executed and delivered on the Closing Date), provided all such Funded Debt of any Foreign Subsidiary shall be evidenced by (i) a Foreign Subsidiary Note and (ii) if at any time such Funded Debt of such Foreign Subsidiary exceeds $2,500,000 in aggregate principal amount, then upon the request of the Required Noteholders, the Company will cause such Foreign Subsidiary to execute, within 45 days of such request, a security instrument in form and substance satisfactory to the Collateral Agent granting to the Collateral Agent a Lien on current assets of such Foreign Subsidiary, with regard to which security instrument such Foreign Subsidiary shall have provided an opinion of counsel in form, substance and scope satisfactory to the Collateral Agent in its sole discretion."

         Section 1.8.  Amendment of Section 5.10(f).    Section 5.10(f) of the
Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

                 "(f)     Liens described on Schedule II hereto;"

         Section 1.9. Deletion of Section 5.1O(g). Section 5.10(g) of the Existing Note Agreements shall be and is hereby deleted in its entirety so that the same shall henceforth read as follows:

                 "(g)     Intentionally deleted;"

         Section 1.10.  Amendment of Section 5.10(j).    Section 5.10(j) of the
Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

                 "(j) Liens incurred after the Execution Date given to secure Funded Debt or Current Debt of the Company or any of its Subsidiaries in addition to the Liens permitted by the preceding clauses (a) through (i) hereof; provided that all Funded Debt and Current Debt of the Company and its Subsidiaries secured by such Liens shall have been incurred within the limitations provided in Section Section 5.9(a)(4)(i), (ii) and (iii) and provided further that in the event that (x) any property or assets of the Company or any of its Subsidiaries is subjected to a Lien pursuant to this Section 5.10(j) and (y) the Funded Debt or Current Debt secured by such Liens exceeds in the aggregate $15,000,000 within the United States or outside the United States or in the aggregate $5,000,000 with respect to Liens on assets located in the United States, the Company will make or cause to be made provision whereby the Notes will be secured equally and ratably with all other obligations secured by any such Liens, and the Notes shall have the benefit, to the full extent of the law, of an equitable Lien on such property or assets securing the Notes, under terms and conditions satisfactory to the holders of the Notes and the Company shall provide an opinion to the holders of the Notes to the effect that the Liens and documentation related thereto granted to the holders of the Notes are valid, binding and enforceable pursuant to the terms of documents creating such Liens and properly perfected; and"

         Section 1.11. Amendment of Section 5.12(a). Section 5.12(a) of the Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

                 "(a) The Company will not and the Company will not permit any Subsidiary to, directly or indirectly, or through any Affiliate, declare or make or incur any liability to declare or make any Distribution and neither the Company nor any of its Subsidiaries will make or authorize any Restricted Investment, unless, immediately after giving effect to the proposed Distribution or Restricted Investment, the aggregate amount of Distributions declared in the case of dividends or made in the case of other Distributions plus the aggregate amount of Restricted Investments made by the Company and its Subsidiaries (valued immediately after the making of such Restricted Investment as provided in the definition thereof) during the period from and after March 1, 1993 to and including the date of declaration in the case of a dividend, the date of payment in the case of any other Distribution and the date such Investment is committed to in the case of a Restricted Investment would not exceed the sum of:

                          (1) $5,000,000; plus

                          (2) 50% of Consolidated Net Earnings (or if such Consolidated Net Earnings is a deficit figure, then minus 100% of such deficit) for such period determined on a cumulative basis commencing on March 1, 1993, to and including the date of such declaration, payment or commitment; plus

                          (3) an amount equal to the aggregate net cash proceeds received by the Company from the sale on or after March 1, 1993, of shares of any class of the common stock of the Company;

                 The foregoing notwithstanding, nothing herein shall be deemed to limit, restrict or prohibit the Company's repurchase of not more than 3,000,000 shares of its Common Stock, at a price not to exceed $10 per share, for payments in an aggregate amount not to exceed

$25,000,000; provided, however, the Company shall not repurchase any Common Stock if, after giving effect to any such repurchase, a Default or Event of Default would exist or the Company would not be permitted to incur at least $1.00 of additional Funded Debt under the provisions of Section 5.9(a)."

         Section 1.12. Amendment of Section 5.13(b). Section 5.13(b) of the Existing Note Agreements shall be and is hereby amended by (a) deleting the period at the end of the first sentence of the second proviso and (b) adding at the end of the first sentence of the second proviso the following:

         "or (C) the proceeds from the Halliburton Asset Sale."

         Section 1.13. Amendment of Section 5.13(c). Section 5.13(c) of the Existing Note Agreements shall be and is hereby amended by (a) deleting the period at the end of the first sentence of the second proviso and (b) adding at the end of the first sentence of the second proviso the following:

         "or (C) the proceeds from the Halliburton Asset Sale."

         Section 1.14. Amendment of Section 5.23. Section 5.23 of the Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

                 "Section 5.23.   Additional Subsidiaries. Corporate
         Restructuring. If the Company incorporates or acquires any Person and thereby creates a new Subsidiary and the newly formed, acquired, surviving or Transferee Subsidiary has material operations and is organized under the laws of any state of the United States of America, the Company will cause such Subsidiary to execute a guaranty agreement in form and substance substantially similar to the Megadiamond Guaranty guaranteeing the Notes."

         Section 1.15. Amendment of Section 6.1(1). Section 6.1(1) of the Existing Note Agreements shall be and is hereby amended in its entirety so that the same shall henceforth read as follows:

                 "(1) The Megadiamond Guaranty shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any governmental body or court that such agreement is invalid, void or unenforceable or Megadiamond shall contest or deny in writing the validity or enforceability of any of its obligations under the Megadiamond Guaranty; or"

         Section 1.16. Amendment of Definitions. The following definitions shall be and are hereby added to Section 8.1 of the Existing Note Agreements in their alphabetical order:

                 "'Cash Equivalents' shall mean the Investments described in clauses (c), (d) and (e) of the definition of Restricted Investments.

                 'Common Stock' shall mean the Common Stock of the Company, par value $_____ per share.

                 'Current Debt' of any Person shall mean as of the date of any determination thereof (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others."

         Section 1.17. Definition of Asset Sale Make-Whole Amount. The definition of "Asset Sale Make-Whole Amount" contained in Section 8.1 of the Existing Note Agreements shall be and is hereby amended by replacing the reference to "1.50%" contained in the first line and the eleventh line of the definition of "Reinvestment Rate" with ".50%".

         Section 1.18. Definition of Idle Assets. The definition of "Idle Assets" contained in Section 8.1 of the Existing Note Agreements shall be and is hereby amended in its entirety and shall henceforth read as follows:

                          "'Idle Assets' shall mean (i) those properties and
                 assets described in Note 4 to the Company's audited consolidated financial statements for the period ended December 31, 1991 as more fully described in Schedule II hereto and (ii) the real property and fixtures located at the Company's Hardy Street facility at 16740 Hardy Street, Houston, Texas 77032."

         Section 1.19. Definition of "Restricted Investments." The definition of "Restricted Investments" contained in Section 8.1 of the Existing Note Agreements shall be and is hereby amended by: (a) deleting the word "and" at the end of clause (1) of said definition, (b) deleting the period at the end of clause (m) and substituting therefor"; and" and (c) adding at the end thereof the following clause (n):

                          "(n) Investments in the diversified hedged portfolio of preferred stocks, which are rated "Baa" or better by Moody's Investor Service, Inc. or "BBB" or better by Standard & Poor's Corporation, administered by Spectrum Asset Management, Inc., provided that the aggregate amount of such Investments shall not at any time exceed the lesser of $20,000,000 or 15% of the aggregate amount of Cash and Cash Equivalents held by the Company; provided further, (A) no more than 5% of the aggregate amount of the Investments described in this clause (n) shall be invested in any single issuer of preferred stock and (B) in the event (i) any issuer of preferred stock within such portfolio defaults on its obligations under the terms of such preferred stock or (ii) bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under bankruptcy or similar laws for the relief of debtors, are instituted by or against any issuer of preferred stock within such portfolio and, if instituted against such issuer of preferred stock, are consented to or are not dismissed within 60 days after such institution, the Company shall sell its entire Investment described in this clause (n) within 30 days of the event described in (i) or (ii) above."





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SECTION 2.     WAIVER

         Upon and by virtue of this Second Amendment becoming effective as herein contemplated, the failure of the Company to comply with the requirements of Section 5.12 of the Existing Note Agreements by virtue of the Company's Restricted Investment in the amount of $20,000,000 in the diversified hedged portfolio of preferred stocks administered by Spectrum Asset Management, Inc. and which failure constitutes an Event of Default under the Existing Note Agreements, shall be and is hereby waived by the Purchasers.

         The Company understands and agrees that the waivers contained in this
Section 2 pertain only to the matters and to the extent herein described and not to any other actions of the Company under, or matters arising in connection with, the Note Agreements or to any rights which the Purchasers have arising by virtue of any such other actions or matters.

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to each of you that all of the representations and warranties set forth in Exhibit A attached hereto are true and correct as of the Effective Date and are incorporated herein by reference with the same force and effect as though herein set forth in full.

SECTION 4.     MISCELLANEOUS.

         Section 4.1. This Second Amendment shall become effective and binding upon the Company and the Purchasers on the Effective Date upon the acceptance hereof by the Required Noteholders in the space below and upon the satisfaction in full of the following conditions:

                 (a) The Purchasers shall have received, in form and substance reasonably satisfactory to the Purchasers and their special counsel, such documents and evidence with respect to the Company as the Purchasers may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Second Amendment;

                 (b) The Purchasers shall have received an opinion of counsel from counsel to the Company covering the matters set forth in clause
          (a) above (other than the good standing of the Company) and such other matters relating to this Second Amendment as the Purchasers may reasonably request; and

                 (c) Any consents or approvals from any holder or holders of any outstanding Security of the Company and any amendments of agreements pursuant to which any Securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents amendments shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel.





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
         Section 4.2. The undersigned holders of the Notes hereby (A)authorize the Collateral Agent to execute and deliver (1) the Release of Liens and Security Interests dated as of September __, 1993 substantially in the form attached hereto as Exhibit __, (2) the UCC-3 collateral release statements for the collateral described in the Release of Liens and Security Interests and (3) the Release of the Deed of Trust substantially in the form attached hereto as Exhibit__ and (B) consent to the termination of the Intercreditor Agreement.

         Section 4.3. Whenever in any certificate, letter, notice or other instrument reference is made to the Note Agreements, such reference without more shall include reference to this Second Amendment.

         Section 4.4. Except as modified and expressly amended by this Second Amendment, the Note Agreements are in all respects ratified, confirmed and approved and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

         Section 4.5. The Company agrees to pay all reasonable fees and expenses of the Purchasers and their special counsel in connection with the preparation of this Second Amendment.

         Section 4.6. This Second Amendment may be executed and delivered in any number of counterparts, each of such counterparts constituting an original, but all together only one Second Amendment.

                        REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to you as follows:

         1.  Corporate Organization and Authority. The Company and each
Subsidiary

             (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

             (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

             (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except for such jurisdictions wherein the failure to be so licensed or qualified would not have a Material Adverse Effect.

         2. Full Disclosure. Neither the Second Amendment and Waiver nor any other written statement furnished by the Company to you in connection with the negotiation of the Second Amendment and Waiver, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to enter into and perform the Second Amendment and Waiver.

         3. Transactions Legal and Authorized. The execution and delivery of the Second Amendment and Waiver --


             (a)  are within the corporate powers of the Company;

             (b) will not violate any material provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or By-laws of the Company or any loan agreement, indenture or other agreement or instrument to which the Company will be a party or by which it may be bound on the Effective Date or result in the imposition of any Lien on any property of the Company; and

             (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Certificate of Incorporation or the By-laws of the Company or otherwise), executed and delivered by the Company and the Second Amendment and Waiver

                                   EXHIBIT A
                        (to First Amendment and Waiver)
       constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable in accordance with its terms.

       4. Pending Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, could in the aggregate have a material, adverse effect on the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries. The Company is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

       5. No Defaults. The Company is not in default in the payment of principal or interest on any Indebtedness for borrowed money and, other than those Events of Default specified in Section 2 of the Second Amendment and Waiver, is not in default under any instrument or instruments or agreements under and subject to which any Indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder. The Company is not in violation of any term of any agreement, charter instrument, regulation or other instrument to which it is a party or by which it maybe bound which violation would in the aggregate have a material adverse effect on the business or the financial condition of the Company.

       6. Contents. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Second Amendment and Waiver or compliance by the Company with any of the provisions thereof. All approvals and consents required from any other Person for the due execution and delivery by the Company of the Second Amendment and Waiver and compliance by the Company with any of the provisions thereof have been obtained and are in full force and effect.

       7. Compliance with Law. Neither the Company nor any Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would, individually or in the aggregate, materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Second Amendment and Waiver. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

                                               SMITH INTERNATIONAL, INC.

                                               By /s/ J. KENNEDY
                                                  Its Treasurer


                                               By /s/ VINCIENT E. SENTF
                                                  Its Assistant Treasurer

Agreed to and accepted:


                                            PRINCIPAL MUTUAL LIFE INSURANCE
                                               COMPANY

                                            By /s/ JAMES K. HOVEY
                                               Its Director-Securities
                                                   Investment


                                            By /s/ DAVID A. SEEVERS
                                               Its Director-Securities
                                                   Research and Portfolio
                                                   Management

                                  JOHN HANCOCK MUTUAL LIFE INSURANCE
                                    COMPANY


                                  By /s/ EUGENE HODGES JR.
                                     Its Investment Officer


                                  JOHN HANCOCK VARIABLE LIFE INSURANCE
                                    COMPANY

                                  By /s/ STEPHEN S. MAC LEAN
                                     Its Investment Vice President

                                          AMERICAN ENTERPRISE LIFE INSURANCE
                                            COMPANY


                                          By /s/ LAUAINE R. HART
                                             Its Vice President, Investments












Smith International, Inc.
Second Amendment and Waiver
to Note Agreement

                                         IDS LIFE INSURANCE COMPANY


                                         By /s/ LAUAINE R. HART
                                            Its Vice President, Investments


                                         IDS LIFE INSURANCE COMPANY OF NEW
                                           YORK


                                         By /s/ LAUAINE R. HART
                                            Its Investment Officer








Smith International, Inc.
Second Amendment and Waiver
to Note Agreement